UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): September 30, 2009 (September 25, 2009)

Psychiatric Solutions, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-20488	23-2491707
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)
6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067
(Address of Principal Executive Offices)
(615) 312-5700
(Registrant’s Telephone Number, including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On September 25, 2009, Psychiatric Solutions, Inc. (the “Company”) entered into a Fourth Amendment (the “Amendment”) to the Second Amended and Restated Credit Agreement (the “Credit Agreement”) by and among the Company, BHC Holdings, Inc., a Delaware corporation, Premier Behavioral Solutions, Inc., a Delaware corporation, Alternative Behavioral Services, Inc., a Virginia corporation, Horizon Health Corporation, a Delaware corporation, Community Cornerstones, Inc., a Puerto Rico corporation, First Corrections Puerto Rico, Inc., a Puerto Rico corporation, First Hospital Panamericano, Inc., a Puerto Rico corporation, FHCHS of Puerto Rico, Inc., a Puerto Rico corporation, the subsidiaries of the Company party thereto as guarantors, the revolving credit lenders party thereto, Citicorp North America, Inc., as term loan facility administrative agent (“CNAI”), Bank of America, N.A., as revolving credit facility administrative agent (“Bank of America”). The Company has a $300.0 million revolving credit facility pursuant to the Credit Agreement. Earlier this year, the Company announced that the maturity of $200.0 million of the $300.0 million revolving credit facility had been extended until December 31, 2011 from the originally scheduled maturity on December 21, 2009. The Amendment extended the maturity of the remaining $100.0 million of the revolving credit facility to December 31, 2011.
     In addition to being agents and lenders to the Company pursuant to the Credit Agreement, CNAI, Bank of America and certain of the other revolving credit lenders and their affiliates have provided investment banking, commercial banking and financial advisory services to the Company from time to time in the ordinary course of business for which they have received customary fees and expenses. Any of the lenders or their respective affiliates may in the future engage in investment banking or other transactions of a financial nature with the Company or its affiliates, including the provision of advisory services and the making of loans, for which they would receive customary fees or other payments.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSYCHIATRIC SOLUTIONS, INC.

Date: September 30, 2009	By:	/s/ Christopher L. Howard

Christopher L. Howard Executive Vice President, General Counsel and Secretary